Exhibit 99.1

IR Contact:	PR Contact:
A. Pierre Dubois	Kyle Tarrance
Pierpont Investor Relations	Allyn Media
(512) 527-2921	(214) 871-7723
investor@valence.com	ktarrance@allynmedia.com

Valence Technology Receives Equity Commitment
Investment Fund to Purchase up to 16.9 Million Shares over Next 12 Months

AUSTIN, Texas (Oct. 15, 2009) – Valence Technology, Inc. (NASDAQ: VLNC), a U.S. based, international developer of lithium iron magnesium phosphate energy storage solutions, announced today it has entered into a common stock purchase agreement with Seaside 88, L.P. (“Seaside”), a private investment limited partnership.  Under the terms of the Agreement, Seaside has committed to purchase up to 16.9 million Valence common shares, in a series of closings every two weeks in the amount of 650,000 shares each for a total of up to 26 purchases.  Today, Valence and Seaside expect to close the first sale of 650,000 shares for gross proceeds of $947,770.

“The expected proceeds from this financing will be used for working capital and general corporate purposes, including our ongoing sales and marketing and research and development programs,” said Robert L. Kanode, Valence Technology president and CEO.  “We welcome Seaside’s investment and appreciate the continued support from all our shareholders.”

The price of the shares to be sold at today's initial closing will be $1.45, a 12% discount to the 10 day volume weighted average trading price (“VWAP”) of the Company’s common stock ending October 14, 2009.  At each scheduled closing, the price of the shares of common stock to be issued will be determined by applying a 12% discount to the 10-day VWAP preceding the closing.  If, with respect to any subsequent closing, the three-day VWAP immediately preceding the closing is below $1.00 per share, then the closing will not occur and the aggregate number of shares of common stock that will be purchased under the Agreement will be reduced by 650,000 shares.  If the dollar amount of the investment on any scheduled closing date is more than double the amount of the investment on the prior closing date, then Seaside has the option to reduce the number of shares purchased on that date to an amount no less than double the amount of the investment in the prior closing date.

Seaside has also committed in the stock purchase agreement that it has not sold short any of Valence’s shares nor will it do so in the future while it is a common stockholder.  There are no warrants associated with this agreement.  Valence has the right to discontinue the agreement after six closings and under certain other conditions either party may terminate the stock purchases by Seaside.

Valence is offering the securities in this agreement pursuant to an effective shelf registration statement.  The offering is being made only by means of a prospectus.  Copies of the final prospectus supplement and accompanying base prospectus relating to the offering can be obtained from going to the Investor Relations section of the Company website at www.valence.com and clicking on the SEC filings link or from the U.S. Securities and Exchange Commission's website at www.sec.gov.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Valence Technology, Inc.
Valence Technology is an international leader in the development of lithium iron magnesium phosphate energy storage solutions.  The company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium iron magnesium phosphate battery.  Founded in 1989, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio.  Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements related to the shares to be sold in the future pursuant to the common stock purchase agreement with Seaside and the impact thereof on our business.  Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: our ability to executed on our business plan and achieve our intended strategic and operating goals, our uninterrupted history of quarterly losses, the need to raise additional debt or equity financing, market acceptance of our products, our customer relations, the level of our expenses, the effects of competition, and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2009, and our Report on Form 10-Q for the quarter ended June 30, 2009, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

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